Exhibit 99.1

GFI Group Inc. Announces Second Quarter 2010 Results;

Declares Quarterly Cash Dividend

•                  Revenues: $209.6 Million; Non-GAAP Revenues: $208.5 Million

•                  GAAP Net Income: $10.4 Million or $0.08 per Diluted Share

•                  Non-GAAP Net Income: $12.0 Million or $0.10 per Diluted Share

•                  Quarterly Cash Dividend Declared of $0.05 per Share

New York,  August 2, 2010 — GFI Group Inc. (Nasdaq: GFIG), a leading provider of wholesale brokerage, electronic execution and trading support products for global financial markets, today announced financial results for the second quarter ended June 30, 2010.

Highlights

•                  Total revenues for the second quarter of 2010 decreased 7% to $209.6 million compared with $224.7 million in the second quarter of 2009.  On a non-GAAP basis, total revenues declined 5% to $208.5 million in the second quarter of 2010 from $220.5 million in the second quarter of 2009, excluding mark-to-market unrealized gains on forward hedges of future foreign currency revenues in both periods.

•                  Brokerage revenues for the second quarter of 2010 declined 3% to $194.2 million compared with $201.1 million in the second quarter of 2009.

•                  Compensation and employee benefits expense in the second quarter of 2010 was 67.3% of total revenues on a GAAP basis and 67.7% on non-GAAP basis. This compares with 65.2% of total revenues on a GAAP basis and 66.5% of total revenues on a non-GAAP basis in the second quarter of 2009.

•                  Non-compensation expenses were 25.8% of total revenues on a GAAP basis and 24.4% on a non-GAAP basis in the second quarter of 2010.  This compares with 23.1% of total revenues on a GAAP basis and 22.9% on a non-GAAP basis in the second quarter of 2009.

•                  Net income for the second quarter of 2010 was $10.4 million, or $0.08 per diluted share, compared with $16.4 million, or $0.13 per diluted share, in the second quarter of 2009.  On a non-GAAP basis, net income was $12.0 million, or $0.10 per diluted share, for the second quarter of 2010, compared with $14.6 million, or $0.12 per diluted share, in the second quarter of 2009.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “Our second quarter brokerage revenues were 3% lower than the same quarter last year as strong growth in commodity and financial products was offset by lower revenues from fixed income and equity products.  When combined with our performance in the first quarter of 2010, however, our brokerage revenues for the first half of 2010 matched those of the first half of 2009.

“We were aided in the second quarter of 2010 by the continued stabilization of key markets, with intermittent periods of market volatility, the success of new products, and increased trading activity on our electronic brokerage platforms.  However, we also faced a fall off in market trading volumes in June, heightened competition for brokerage personnel in certain fixed income markets, and continued uncertainty surrounding the impact of the financial reform legislation on the OTC markets.

“Within our fixed income product category, we saw continued strong year-over-year growth in revenues from fixed income derivatives, which increased 23% from the second quarter of 2009.  This was offset by a decline in our revenues from cash fixed income products, which were down 49% from the second quarter of 2009 and 26% from the first quarter of 2010.  While narrower credit spreads and lower bond issuance were factors globally, the decline was mainly due to increased competition as re-capitalized dealers in the U.S. rebuilt their sales teams.

“Equity product revenues were 5% lower than the second quarter of 2009 and 2% lower sequentially.  Strong growth in revenues from Europe, especially from our Paris office, in cash equities and equity derivatives, was offset by lower revenues from the Americas.

“Our revenues from financial products continued to recover in the second quarter of 2010, especially in emerging markets and Asia, resulting in a 17% increase over the second quarter of 2009 and a 3% increase sequentially.

“Commodity product revenues rose 26% from the second quarter of 2009 and 1% from the first quarter of 2010. The growth was attributable to better market conditions in certain commodity categories, including shipping, electricity and natural gas, as well as from new products.

“Although compensation and employee benefits expense was higher as a percentage of revenues, it was 4% lower in total than in the second quarter of 2009 and 2% lower than in the first quarter of 2010, on both a GAAP and non-GAAP basis.  We are investing for the future by adding brokerage personnel in targeted product categories and geographies.

“Non-compensation expenses were 4% higher than the second quarter of 2009, but 3% lower than the first quarter of 2010 on a GAAP basis and included professional fees related to our acquisition of Kyte and other strategic business development projects in the second quarter of 2010. On a non-GAAP basis, they increased 1% over the year-ago quarter and decreased 7% sequentially. We remain focused on controlling expenses.

“Through our acquisition of London-based Kyte, which was completed July 1, we continue to build for the future.  Kyte, which is a leading provider of clearing, risk management, settlement and other back-office services and capital to its target markets, expands our product coverage into a broader array of exchange-traded products, adds expertise and capability in risk management, and continues to expand our business beyond our traditional inter-dealer broker services.

“We are optimistic that the recently enacted Dodd-Frank Act will generally be beneficial to the long-term health of the broader financial markets. The legislation requires certain OTC derivatives to be executed through a registered exchange or swap execution facility.  We expect that we will qualify as a swap execution facility and that our product expertise, proven technology, depth of liquidity and long-standing relationships will position us well to capture any newly created opportunities in these markets.

“Looking at our preliminary brokerage revenues for July, excluding Kyte, revenues are tracking down approximately 10% compared with revenues for the same month last year as the lower trading volumes of June carried into the first few weeks of July.

Mr. Gooch concluded:  “Despite the slow start to the quarter, we enter the second half of 2010 intent on increasing our product and geographic diversity, furthering our technology advantages and acting on new market opportunities.  We are pleased to declare a quarterly cash dividend to our shareholders.”

Revenues

For the second quarter of 2010, total revenues were $209.6 million on a GAAP basis and $208.5 million on a non-GAAP basis.  This compares with total revenues of $224.7 million on a GAAP basis and $220.5 million on a non-GAAP basis in the second quarter of 2009.  The non-GAAP amounts in both periods exclude mark-to-market unrealized gains on forward hedges of future foreign currency revenues, totaling $1.1 million in the second quarter of 2010 and $4.2 million in the second quarter of 2009. There was a net decrease of $8.2 million in non-brokerage revenues in the second quarter of 2010 from the second quarter of 2009 on a GAAP basis, largely related to the re-measurement of foreign currency transactions and balances.

Brokerage revenues in the second quarter of 2010 were $194.2 million compared with $201.1 million in the second quarter of 2009. Revenues from commodity products and financial products increased 26% and 17% respectively, while revenues from fixed income products and equity products decreased 25% and 5%, respectively, from the second quarter of 2009.  By geographic region, brokerage revenues for the second quarter of 2010 increased 21% in Asia-Pacific and 6% in EMEA but decreased 18% in the Americas compared with the second quarter of 2009.

Revenues from trading software, analytics and market data products for the second quarter of 2010 were $14.5 million, an increase of 12% from the second quarter of 2009.

Expenses

For the second quarter of 2010, compensation and employee benefits expense was $141.1 million compared with $146.6 million in the second quarter of 2009, on a GAAP and non-GAAP basis. Compensation and employee benefits expense was 67.3% of total revenues on a GAAP basis and 67.7% on a non-GAAP basis in the second quarter of 2010, compared with 65.2% of total revenues on a GAAP basis and 66.5% on a non-GAAP basis, in the second quarter of 2009.

On a GAAP basis, non-compensation expenses for the second quarter of 2010 were $54.1 million or 25.8% of total revenues compared with $51.8 million or 23.1% of total revenues in the second quarter of 2009.  On a non-GAAP basis, non-compensation expenses for the second quarter of 2010 were $50.8 million or 24.4% of total revenues, excluding $1.9 million of fees largely related to the Company’s acquisition of Kyte, which was completed July 1, 2010, and $1.4 million in intangible asset amortization. This compares with $50.5 million or 22.9% of total revenues in the second quarter of 2009, excluding $1.4 million in intangible asset amortization.

The effective tax rate for the first half of 2010 was 31% on a GAAP and non-GAAP basis compared with 37% in the first half of 2009.  The reduction in the effective tax rate in comparison to the first six months of 2009 is due to a shift in the geographic mix of earnings towards jurisdictions with lower tax rates.

Earnings

Net income for the second quarter of 2010 was $10.4 million, or $0.08 per diluted share, compared with net income of $16.4 million, or $0.13 per diluted share, in the second quarter of 2009.  On a non-GAAP basis, net income for the second quarter of 2010 was $12 million, or $0.10 per diluted share, compared with $14.6 million or $0.12 per diluted share for the second quarter of 2009.

Six-Month Results

For first six months of 2010, total GAAP revenues were $430.4 million compared with $440.9 million for same period of 2009.  GAAP net income for the first half of 2010 was $23.8 million or $0.19 per diluted share compared to $28.0 million or $0.23 per diluted share for the first half of 2009.  On a non-GAAP basis, total revenues for the first six months of 2010 were $429.4 million compared with $432.8 million for the first half of 2009, while net income was $26.3 million or $0.21 per diluted share compared with $27.5 million or $0.23 per diluted share for the first six months of 2009.

Recent Event - Kyte Acquisition Completed

GFI completed the acquisition of Kyte Group Limited and Kyte Capital Management Limited (collectively “Kyte”) on July 1, 2010 for an initial purchase price of £37.9 million ($57.6 million).  The purchase price consists of £22.4 million ($34 million) in cash and the issuance of 4.2 million shares of GFI Group Inc. common stock (1.3 million shares of which are to be issued upon the resolution of certain contingencies) for 70% of the equity interests of Kyte.  GFI will purchase the residual 30% equity interest in Kyte for an

amount that will be calculated based on Kyte’s performance during the three years ended June 30, 2013.   The final initial purchase price will be subject to various adjustments, including the amount of Kyte’s surplus working capital at closing and the satisfaction of certain legal, financial and other criteria.  For Kyte’s fiscal year ended March 31, 2010, the combined Kyte companies had £129.6 million in revenues and £13.9 million in gross profit on a UK GAAP basis.  The Kyte companies also realized £6.8 million in pre-tax income, after adjusting for income due to non-controlling interests in the various Kyte operating subsidiaries.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the second quarter of 2010, the difference between GAAP and non-GAAP revenues was $1.1 million and the difference between the GAAP net income and non-GAAP net income was $1.6 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $1.1 million mark-to-market unrealized gain on forward hedges of future foreign currency revenues;

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets;

•                  The exclusion of $1.9 million of professional fees related to the acquisition of Kyte completed on July 1, 2010 and other business development projects; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $0.6 million.

In the second quarter of 2009, the difference between GAAP and non-GAAP revenues was $4.2 million and the difference between GAAP and non-GAAP net income was ($1.8) million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $4.2 million mark-to-market unrealized gain on forward hedges of future foreign currency revenues;

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets; and

•                  The effect of adjusting for these items would decrease the Company’s income tax expense by $1.1 million.

In the first six months of 2010, the difference between GAAP and non-GAAP revenue was $1.0 million and the difference between GAAP and non-GAAP net income was $2.5 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of $1.0 million mark-to-market unrealized gains on forward hedges of future foreign currency revenues;

•                  The exclusion of $2.8 million of amortization on all acquired intangible assets;

•                  The exclusion of $1.9 million of professional fees related to the acquisition of Kyte and other business development projects; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $1.1 million.

In the first six months of 2009, the difference between GAAP and non-GAAP revenue was $8.1 million and the difference between GAAP and non-GAAP net income was ($0.4) million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of:

•                  $7.4 million mark-to-market unrealized gains on forward hedges of future foreign currency revenues; and

•                  a $0.7 million gain on the Company’s exchange of its investment in The Clearing Corporation for an investment in a holding company of ICE Trust;

•                  The exclusion of $2.7 million of amortization on all acquired intangible assets;

•                  The exclusion of $4.6 million related to severance and other restructuring initiatives, including an $0.8 million charge relating to the termination of a joint venture; and

•                  The effect of adjusting for these items would decrease the Company’s income tax expense by $0.3 million.

Dividend Declaration

The Board of Directors of GFI Group has declared a quarterly cash dividend of $0.05 per share payable on August 31, 2010 to shareholders of record on August 17, 2010.

Conference Call

GFI has scheduled an investor conference call to discuss the results at 8:30 a.m. (Eastern Time) on Tuesday, August 3. Those wishing to listen to the live conference call via telephone should dial 866-730-5796 in North America, passcode 52171416; and +1 857-350-1593 in Europe, same passcode.

A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Website. For web cast registration information, please visit: http://www.gfigroup.com. Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc. www.GFIgroup.com

GFI Group Inc. (Nasdaq: “GFIG”) is a leading provider of wholesale brokerage, electronic execution and trading support products for global financial markets. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of fixed income, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,800 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Dubai, Dublin, Tel Aviv, Calgary, Englewood (NJ) and Sugar Land (TX). GFI Group Inc. provides services and products to over 2,400 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFISM, GFInet®, CreditMatch®, GFI ForexMatch®, EnergyMatch®, FENICS®, Starsupply®, Amerex®, Trayport® and Kyte®.

Forward-looking statement

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of GFI Group Inc. (the “Company”) and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes; securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; uncertainties relating to litigation and the Company’s ability to assess and integrate acquisition prospects. Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:
GFI Group Inc.
Patricia Gutierrez
Vice President - Public Relations
212-968-2964
patricia.gutierrez@gfigroup.com

-    FINANCIAL TABLES FOLLOW —

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GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUES:
Brokerage revenues:
Agency commissions	$137,624	$121,488	$281,454	$246,887
Principal transactions	56,526	79,566	116,822	151,781
Total brokerage revenues	194,150	201,054	398,276	398,668
Software, analytics and market data	14,519	13,019	29,419	26,071
Interest income	77	226	317	723
Other income	842	10,367	2,351	15,439
Total revenues	209,588	224,666	430,363	440,901

EXPENSES:
Compensation and employee benefits	141,109	146,575	285,772	292,123
Communications and market data	10,695	11,240	22,581	22,738
Travel and promotion	9,341	8,550	18,234	16,030
Rent and occupancy	5,255	4,778	10,686	9,512
Depreciation and amortization	7,844	8,015	16,028	15,854
Professional fees	6,247	4,129	12,844	9,220
Clearing fees	7,554	8,106	14,978	16,213
Interest	2,730	2,657	5,305	5,126
Other expenses	4,434	4,366	9,442	9,710
Total expenses	195,209	198,416	395,870	396,526

INCOME BEFORE PROVISION FOR INCOME TAXES	14,379	26,250	34,493	44,375

PROVISION FOR INCOME TAXES	3,955	9,894	10,693	16,419

NET INCOME	$10,424	$16,356	$23,800	$27,956

Basic earnings per share	$0.09	$0.14	$0.20	$0.24
Diluted earnings per share	$0.08	$0.13	$0.19	$0.23

Weighted average shares outstanding - basic	119,593,107	117,928,484	119,102,754	118,145,154

Weighted average shares outstanding - diluted	123,750,775	121,169,884	123,308,715	120,787,335

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

As a Percentage of Total Revenues

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUES:
Brokerage revenues:
Agency commissions	65.7%	54.1%	65.4%	56.0%
Principal transactions	27.0%	35.4%	27.1%	34.4%
Total brokerage revenues	92.7%	89.5%	92.5%	90.4%
Software, analytics and market data	6.9%	5.8%	6.8%	5.9%
Interest income	0.0%	0.1%	0.1%	0.2%
Other income	0.4%	4.6%	0.6%	3.5%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	67.3%	65.2%	66.4%	66.3%
Communications and market data	5.1%	5.0%	5.2%	5.2%
Travel and promotion	4.5%	3.8%	4.2%	3.6%
Rent and occupancy	2.5%	2.1%	2.5%	2.2%
Depreciation and amortization	3.7%	3.6%	3.7%	3.6%
Professional fees	3.0%	1.8%	3.0%	2.1%
Clearing fees	3.6%	3.6%	3.5%	3.7%
Interest	1.3%	1.2%	1.2%	1.2%
Other expenses	2.1%	2.0%	2.2%	2.2%
Total expenses	93.1%	88.3%	91.9%	90.1%

INCOME BEFORE PROVISION FOR INCOME TAXES	6.9%	11.7%	8.1%	9.9%

PROVISION FOR INCOME TAXES	1.9%	4.4%	2.5%	3.7%

NET INCOME	5.0%	7.3%	5.6%	6.2%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Brokerage Revenues by Product Categories:
Fixed Income	$60,810	$81,088	$132,294	$155,492
Financial	39,123	33,405	77,233	64,496
Equity	46,587	48,853	94,153	102,247
Commodity	47,630	37,708	94,596	76,433

Total brokerage revenues	$194,150	$201,054	$398,276	$398,668

Brokerage Revenues by Geographic Region:
Americas	$72,483	$88,511	$149,884	$178,048
Europe, Middle East, and Africa	101,462	95,904	209,339	189,210
Asia-Pacific	20,205	16,639	39,053	31,410

Total brokerage revenues	$194,150	$201,054	$398,276	$398,668

	June 30,	December 31,
	2010	2009

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$318,080	$342,379
Total assets (1)	1,159,887	952,094
Total debt, including current portion	164,136	173,688
Stockholders’ equity	503,228	484,102

Selected Statistical Data:
Brokerage personnel headcount (2)	1,116	1,082
Employees	1,847	1,768
Broker productivity for the period (3)	$176	$155

(1)

Total assets include receivables from brokers, dealers and clearing organizations of $294.0 million and $87.7 million at June 30, 2010 and December 31, 2009, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)	Brokerage personnel headcount includes brokers, trainees and clerks.

(3)	Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

GAAP revenues	$209,588	$224,666	$430,363	$440,901
Gain on exchange of cost-method investments (a)	—	—	—	(697)
Mark-to-market (gain)/loss on forward hedges of future foreign currency revenues (a)	(1,095)	(4,178)	(997)	(7,420)
Total Non-GAAP Revenues	208,493	220,488	429,366	432,784

GAAP expenses	195,209	198,416	395,870	396,526
Non-operating adjustments:
Amortization of intangibles	(1,430)	(1,356)	(2,827)	(2,728)
Professional fees for business development activities	(1,860)	—	(1,860)	—
Severance and other restructuring	—	—	—	(4,644)
Total Non-GAAP adjustments (a)	(3,290)	(1,356)	(4,687)	(7,372)
Non-GAAP operating expenses	191,919	197,060	391,183	389,154

GAAP income before provision for income taxes	14,379	26,250	34,493	44,375
Sum of Non-GAAP items = (a)	2,195	(2,822)	3,690	(745)
Non-GAAP income before tax provision	16,574	23,428	38,183	43,630

GAAP provision for income taxes	3,955	9,894	10,693	16,419

Income tax impact on Non-GAAP items (b)	642	(1,064)	1,143	(316)

Non-GAAP provision for income taxes	4,597	8,830	11,836	16,103

GAAP net income	10,424	16,356	23,800	27,956

Sum of Non-GAAP adjustments [ (a) - (b) ]	1,553	(1,758)	2,547	(429)
Non-GAAP net income	$11,977	$14,598	$26,347	$27,527

GAAP basic net income per share	$0.09	$0.14	$0.20	$0.24

Basic non-operating income/(loss) per share	0.01	(0.02)	0.02	(0.01)

Non-GAAP basic net income per share	$0.10	$0.12	$0.22	$0.23

GAAP diluted net income per share	$0.08	$0.13	$0.19	$0.23

Diluted non-operating income/(loss) per share	0.02	(0.01)	0.02	—

Non-GAAP diluted net income per share	$0.10	$0.12	$0.21	$0.23

Weighted average Non-GAAP shares outstanding - basic	119,593,107	117,928,484	119,102,754	118,145,154

Weighted average Non-GAAP shares outstanding - diluted	123,750,775	121,169,884	123,308,715	120,787,335